UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 20, 2006

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about November 28, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 2, 3, 4, 5, 6, 8, 9, 13, 15, 16, 20, 23, 24, 26 and 27 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 9, 2006

1.             What was the airfreight tonnage and ocean container count growth for August, September, and October, and for the overall third quarter?

The year over year increase on airfreight tonnage was:

•	August 2006 over 2005	16%
•	September 2006 over 2005	18%
•	Third Quarter 2006 over 2005	17%
•	October 2006 over 2005	4%

The year over year increase on ocean freight container counts was:

•	August 2006 over 2005	24%
•	September 2006 over 2005	23%
•	Third Quarter 2006 over 2005	23%
•	October 2006 over 2005	20%

2.             We understand that the tax rate may move from time to time based on options and mix of business in various countries.  Could you please explain why the tax rate jumped to 44% in the third quarter?  Is a 39% to 40% tax rate still a reasonable estimate going forward?

Part of our third quarter procedures every year are to reconcile our estimate of taxes payable at the time we closed the books for the previous year per our “tax provision,” with what we determine our actual tax position to be once we complete and file the tax return (which also happens during the third quarter). The typical outcome of this “true up” exercise is some small, insignificant adjustments that are a result of precision differences between an estimate and the actual tax calculations.

As noted in our third quarter 2006 10-Q (which was filed with the Securities and Exchange Commission on the 9th of November) during that quarter we recorded a “true up” adjustment relating to our estimate of tax credits to be realized for the American Jobs Creation Act (the Jobs Act of 2005) of approximately $2.3 million.  Due to the magnitude of the tax credit available under the Jobs Act of 2005 and because of the intricacies of how we have historically accounted for the eventual repatriation of all overseas profits (i.e. we had previously accrued a full U.S. tax rate on all world-wide earnings), a small portion of the tax credits we had previously estimated would be available to offset future taxes (and which had been accrued as deferred tax assets), were determined to no longer be available.  This year’s third quarter “true up” adjustment was somewhat larger than we have experienced in the past.  However, it is also a rather insignificant number taken in context of our financial statements as a whole.

As to whether or not 39% or 40% is reasonable, we would refer you to our response to question 5 on our 8-K dated May 23, 2006 which in effect says, we don’t actually know anymore because there are components of how tax expense is now calculated that we can’t reasonably anticipate.  Without going into a lot of arcane detail here, as we think we have already done that in the referenced responses, there are now elements of tax expense that just kind of “occur” and can neither be managed nor estimated.

3.             Would you please provide a little more color on recent freight volume trends and the pricing environment for both air and ocean freight?

Ocean volumes continue to expand while pricing on a container level has diminished somewhat from the prior year and from the earlier part of this year.

Airfreight is entering into that period of the year where prices rise and space gets tighter in anticipation of the holiday rush.

4.             From Expeditors’ perspective, how has the peak season shaped up?

So far things are definitely busy but manageable.  There are intermittent backlogs that are developing.  That having been said, reliance on backlogs as an indicator of how intense peak season is progressing has proven to be a poor proxy in recent years. We’ve seen bigger peak seasons, but on the other hand, we’ve seen much smaller ones as well.  We’re staying alert and focused and trying not to take anything for granted.

5.             How would you characterize the relationship between demand and supply currently for both air and ocean freight?

Currently supply and demand on the airfreight side seem to be at what we would call “equilibrium plus”.  October’s activity was very strong, albeit against some very strong comparables from the prior year.  November appears to be extremely strong.

Seasonally, ocean freight typically starts to fall off in mid-October.  However, things seem to be strong well into November this year with supply and demand being in a good state of equilibrium.  There doesn’t appear to be any excess capacity either.

6.             Now that fuel prices have moderated, have some carrier surcharges diminished?  And if so, would that be beneficial for your net revenue margins?

Some carriers have pulled back on their surcharges.  In some instances, many have implemented GRIs (general rate increases) and as it is peak season, that is to be expected.  So far, as was shown through the third quarter, the impact on our net revenue margins have not been all that significant either from a quarter after quarter sequential standpoint or from a year over year comparison basis.

7.             Would you please provide the headcount figures for third quarter 2006 versus a year ago?

	30-Sep-06	30-Sep-05	Diff.	% Diff
North America	3,972	3,612	359	9.9%
Asia	3,020	2,630	390	14.8%
Europe and Africa	1,806	1,748	58	3.3%
Middle East	904	876	28	3.2%
South America	575	506	69	13.6%
Australasia	204	196	8	4.1%
Information Systems	515	469	45	9.7%
Corporate	323	290	33	11.4%
	11,318	10,328	991	9.6%

8.             You commented in your third quarter press release that the market is “increasingly competitive”. Would you please elaborate on this statement?  Are you seeing changing dynamics in the market place because of customer demands, shipping practices, customer service offerings, or industry consolidation?  Or is it that the industry has just attracted more competition in general?

One thing that always comes ringing through to us loudly and clearly whenever we analyze this business with “historical retrospect,” if you’ll pardon the deliberate tautology, is just how little some things have changed.  The most obvious “non-change” has been price.  Over the past 25 years, unitary pricing really has changed very little.  Certainly there has been some variability, but after seasonality and one-time incidental traumas have had their way with the market, the pricing settles back down to what are really some very stable patterns.  The same cannot be said for the service offerings that are now required.

As consolidation has left its mark on the industry, customers have definitely been able to demand more services for what historically is approximately the same amount of money.  If one looks at the amount of information and value-added supply chain management applications that are available to customers today (online tracing and tracking, event management, and reporting to name a few), while price remains a given, the big differentiators are performance reliability within the supply chain and visibility over, under, around and through the supply chain functions.

The business is more competitive in that customers (and the market in general) are demanding more depth in the services they are seeking.  Customers are requiring that their providers bring a broader range of value-added service offerings to the table, more reliability within the supply chain, and a higher, more accountable method of performance monitoring.

9.             From Expeditors’ perspective, what likely impact would a slower U.S. economy have on global freight demand?

Consulting Madame Zelda’s crystal ball or playing with Ouija boards in an attempt to divine the future has never been something we’ve been comfortable doing.  In addition to feeling uncomfortable at the thought of resorting to predicting the future, you have the anxiety that someone is secretly watching you talk yourself into believing your own whisperings.  So you’ll pardon us if we sidestep this question of what we don’t or can’t really know and frame our responses in terms of what we actually do know.

What we do know is that global trade is here to stay and that it’s not going to go away.  Certainly there are factors that can impact the short-term ebbs and flows of trade within and among certain nations and certain regions.  In the long run, it is going to be difficult to “put a cork” in the globalization bottle.

While the United States remains the largest economy in the world, there are other developing economies that also provide opportunities.  Global freight demand will be what global freight demand is.  Our role isn’t to worry about what the general impact will be on the global economy.  Rather, we see our role, regardless of what goes on in the market place, to grow market share.  We believe we can accomplish this by expanding our participation with existing customers while we search for new opportunities as we convert our list of potential customers into new customers.

10.          Expeditors is a very cash generative company. Over the past 15 years the company has maintained a cash balance as a percentage of capital employed (excluding cash balances of:

Last 22 Years	Last 10 years	Last 5 years
26%	26%	37%

This is counterintuitive. Why has the company not purchased shares more aggressively or paid more dividends?

We have to compliment you on finding a new way of asking the old question “What are you going to do with the cash?”  The old gambling adage of “Never count your money while you’re sitting at the table” has some application here.  While we certainly were not gambling, we were plenty busy, especially during the last 5 years, growing the business.  When you are actively growing, and particularly growing at the rates we have grown, it is important that you don’t put yourself in a position where the business’s lifeblood, its cash, becomes totally inaccessible.  Can we be criticized for being too conservative with our cash?  Maybe.  Some certainly have.  But then again there are worse things to be accused of, and, if we are guilty of having been too conservative, we’re at least guilty with explanation.  We would also add that there are worse things to have to explain.

Let’s start off with the fact that there are a plethora of other issues we and our shareholders haven’t had to deal with as a result of having maintained these large cash balances.  Some (if not most) of these issues provide benefits that we are unable to completely analyze because there is no way, in the abstract, to quantify them.  You don’t understand how lucky you were not to have gotten the avian flu because you haven’t experienced the misery, trauma and terror.  But you don’t have to have had it to know that you’re thankful for not having done the things that could have exposed you to it.  We really don’t want to paint a vivid picture of what these are, but suffice it to say that we don’t feel our shareholders have been hurt by the Company’s maintaining some relatively large cash balances.

We are not ignorant of the theory of how increasing financial leverage results in maximizing returns.  That having been said, over the years, we’ve seen repeated examples of others in this business who’ve fallen under the spell of erudite consultants and investment bankers, all using the right buzzwords espousing the benefits of some financial transaction, buttressed by financial theories that in reality only supported what we call “the clandestine rule of finance”1.  Once in their clutches, these erstwhile competitors got talked into doing things that in finance textbooks made perfect sense, but in the real world had catastrophic effects on their business.  Yogi Berra never went to Harvard Business School, but he did understand one important principle.  To quote Yogi, “In theory there is no difference between theory and practice. In practice, there is.”

If one were to look objectively at what we’ve done cash flow wise over the past five years, we think its been plenty aggressive, particularly given our organic growth rate during that time.  We’ve been very consistent since our founding about the need to continue investing in our business and more importantly, how we should develop our business.  We maintain the way we have invested in our business (disciplined, principled investments in key areas) has been an important catalyst for our growth.  We truly believe that it is the best thing that we can do for our shareholders.  That doesn’t imply that we can just throw money around and create returns.  There is only so much that can realistically be absorbed by the organization at any one point in time.  We have also pursued a strategy of increasing our dividends each year in concert with the growth in profits.  While it is true that our Board has not embraced the concept of the “Mondo One Time Dividend”, being in a position to consistently increase dividends has been important.  We have used the proceeds from stock option exercises to buy back stock for a long period of time.  During the past few years, we have increased our share buybacks to keep our share count flat…and we’ve pretty much done that.

1 The Expeditors version of the Clandestine Rule of Finance is paraphrased as “For every ‘brilliant’ transactional idea that is presented to management under the guise of maximizing shareholder returns, there exists a huge Fee that is inversely proportional to the actual return realized when the transaction occurs”.

For a purely objective measure, if one were to look at our cash flow statement for this year as filed with our most recent 10-Q, one would see that through the third quarter of 2006, with the $278,389,000 net cash provided by operating activities, we’ve invested $131,501,000 in property and equipment (investments in our business), we’ve used $112,394,000, net of exercise proceeds, to repurchase stock and we’ve paid dividends of $23,576,000 ($.11 per share).  That’s $267,471,000 or basically 96% of the cash flow from operating activities that we’ve generated this year.  Just for the record, we’ve also declared another $.11 per share dividend to be paid in December.

11.              Why was the tax rate so much higher this year compared to last year?

We would refer you to our response to question number 2 above and our response to question number 5 in our 8-K published on May 23, 2006.  In simple terms, the biggest difference comes from the “true up” adjustment we recorded in the third quarter.  The higher consolidated effective income tax rate for this year’s third quarter was also partially the result of a smaller tax benefit received for disqualifying dispositions of incentive stock options occurring during the third quarter of 2006 as compared with the same period in 2005.

12.              Why did rent and occupancy costs decline?

These costs declined because several of our larger branches, located in major markets, moved into company owned buildings.  Depreciation has increased but to a smaller degree than the reduction in rent, and operating profits have increased, which the last we looked was a good thing.

13.              Can you comment on trends within the quarter and how was October relative to the third quarter?

As is typical, from an operating income standpoint, the first month of the third quarter (July) was the weakest month, August was the strongest and September was about halfway between July and August, being slightly closer to August than July.  Expectedly, October was less than September, but only by about 5%.  Since 2003, the operating income for the month of October, as we track it internally, has been around 10% less than that recorded for the month of September.

Since this is the fourth year in a row that October has been less than September, we suppose we’re safe in declaring that we’ve observed a new trend.  It’s a trend that could change for some reason next year, but for four years in a row, it has been the same.  What makes it a new trend is that it is a departure from a previous trend.  Prior to 2003, October was typically a larger month than September.  In those several instances where October wasn’t larger, September was only marginally higher—within low single digit percentage differences.  Internally we haven’t come to any real consensus as to why this trend has occurred.  However there is a short list of possible theories that are bantered about.  Some of the possible nominations (not in any meaningful order we might add) are:

•                     Once burned, twice shy in response to the many supply chain “near death” experiences that occurred with the West Coast labor disruption in 2002.

•                     A penny saved, is a penny earned in recognition of the desire by many customers to try to build more multi-model supply chains by deliberately interjecting ocean freight, where feasible, into supply chain models previously totally reliant on airfreight.

•                     A bird in the hand is worth two in the bush because after years of trying to streamline and stretch supply chains, some customers appear to be looking at keeping a slightly larger amount of buffer stock of high turnover items “in hand” or “on hand”, if you prefer.  This is particularly true on items where the cost of “stock-outs” is lost revenue, as opposed to merely deferred revenue.

Since we don’t make projections, we don’t exactly know what that will mean for the fourth quarter of 2006.  But we can say that the trends in the falloff between September and October were in the range of what we’ve seen for the last four years.  Business is brisk and as we’ve noted, there appears to be a tremendous amount of activity going on in November.

14.          Why is your website in Turkish, besides English?

Our offices in Turkey felt they needed a website to provide localized content.  The English website was not reaching their customers to the degree they felt necessary.  Those offices paid for the localization costs, and in conjunction with our corporate IT group and our corporate communications group, created and maintain a Turkish language website.

So far, Turkey is the only country that has felt it necessary to produce a localized website.  Based on Turkey’s success, there are several other of our subsidiaries studying the feasibility of producing local language versions of the Expeditors’ website. These too will be done in conjunction with our corporate IT and communications groups.  This will insure comparability and a consistent “look and feel”.

15.          Please could you outline your involvement in the marine insurance business? Do you underwrite risk yourself or do you just broker to third party insurance companies?

The short answer is that Expeditors does not underwrite cargo risk ourselves.

More completely, Expeditors has several options in terms of assisting customers to obtain marine, or cargo insurance, as it is often called.  As is common with freight forwarding, logistics and courier companies,  Expeditors International of Washington, Inc. carries an insurance policy in its own name that can be extended to the benefit of customers for insuring a single shipment or category of shipments, such as imports from Taiwan.  This is an ancillary service that freight companies have historically offered to assist shippers.  This policy is underwritten by an A+ Rated United States based insurance company.  An Expeditors’ owned captive insurance company does retain a minor part of the overall risk in this program.  This is done solely to allow us to better manage costs and to gain long term stability in the program.

Additionally, Expeditors International of Washington, Inc., the parent company, owns a subsidiary, Expeditors Cargo Insurance Brokers, Inc.  This entity is a licensed insurance broker in the United States and each state where it conducts business.  This entity operates as a traditional broker and assists customers in the placement and service of their cargo insurance in the insurance marketplace.

16.          Over the years (I am looking at the past 10) capital expenditures have been quite lumpy ranging from approximately depreciation & amortization to the recent peak of over 4x 2006 depreciation. Historically, if I recall correctly the increases were generally attributed to one-off purchases of buildings (be in a HQ in Seattle or buying out leases in the UK etc) as opposed to the more normal spend associated with new offices. I was always comforted by the fact that these lumpy years (such as 1998 and 2002) were followed by leaner years suggesting the business could run while spending slightly above depreciation and every 3 years or so a buy vs. lease decision would be made either on a new piece of real estate or an existing one. The past 3 years (i.e. 2004-2006) have been consistently above the historical pattern. Has the business become more capital intensive or is it fair to expect over the next 5 years things will normalize and that it was simply coincidental that many of these buy vs. lease decisions happened over a shorter period of time than usual. I understand you do not make projections and I do no expect you to make an exception in this case but to the extent you could shed some light on a rule of thumb here over as long a “normal” period of time as you deem appropriate that would be very helpful.

Nothing fundamental has changed in our views towards real estate acquisition.  We do not believe that the business has become more capital intensive.  We are not quite sure what your reference to buying out leases in the UK means, as we don’t recall ever having done that.  Perhaps you are remembering the discussion we had with respect to “dilapidation accruals” on leased real estate in some countries.  That had nothing to do with buying out leases, but it is focused on how we account for the costs required to return a leased facility to the landlord under the terms of  leases that are prevalent in some markets, the UK being the most noteworthy.

From an on-going perspective, we have consistently said that it would be reasonable to assume that as quickly as we depreciate our non-real estate assets (generally three years), we would expect our capital spending in any one year to approximate our depreciation expense.

We have also explained that in some cornerstone gateway offices, and in other larger non-gateway cities, we have grown to a sufficiently substantial size that the only effective real estate options available to us are “build to suit” arrangements.  When we can demonstrate that we can have a long-term use for a building, it seems rather inane, having the cash flow that we have, to sign up for a ten year lease.  Over those ten years, we pay for the building with a series of escalating rents and finally, at the end of the lease term, find ourselves out on our ear with someone else in possession of a fairly valuable piece of real estate that we have paid for.

We think it is better to lower our annual operating costs by investing in strategic real estate assets in strategic locations.  We think we’ve demonstrated that we’ve done this successfully.  Finally, we also would refer you to our response to question 5 of our January 31, 2006 8-K wherein we explain the tax benefits that we recognized in 2005 in anticipation of making qualified investments in the United States in compliance with the Jobs Act of 2005.  We still have about $28 million of real estate to purchase sometime over the next 4 years.

17.          Could EXPD provide detail on foreign exchange exposure; if possible detail the Net Income impacts of exchange rate changes by major currency?

We could; however, since we don’t prepare this analysis for our own internal purposes, we can see no good reason why we should provide a report for external purposes that we don’t regard as necessary for internal purposes.  We are aware that some of our competitors do publish this information, so let us explain why we don’t feel this analysis is meaningful to us.

Rather than figuring out how to make a comfortable cast for a broken leg, we try to make certain that we find and fill any cracks in the pavement.  We have structured our finances so that we focus on minimizing the impact of foreign currency swings on our income statement through the acceleration of routine inter-company settlements.  As a result, we don’t spend our time trying to manage exchange rate risk that we have no control over by compiling charts and spreadsheets that accumulate exchange rate exposure by major currencies.  Rather, we focus our efforts on trying to resolve exchange rate exposure so we can get rid of it.  Given how the cash flows in this organization, we have had relatively little net foreign currency exposure. We believe that this strategy has worked well for us over the years.

18.          Could you please provide the airfreight net revenue export growth for the Asian, European and North American regions for the second quarter of 2006?

Airfreight net revenues for the second quarter of 2006 for the Asian, European and North American markets were 34.5%, 15.1% and 22.7% respectively.

19.          Was the recent stock split paid on the number of shares held before or after the June dividend was paid?   This affects share balances on reinvested dividends.

The $.22 per share (pre-split) dividend paid June 15, 2006, was paid to shareholders of record as of June 1, 2006.

The 2-for-1 stock dividend was distributed on June 23, 2006, to shareholders of record as of June 9, 2006.

20.          Can you discuss the importance of North American ground and rail to Expeditors? Where do these modes fit in your plans as you continue to grow?

Rail as a link for international shipments arriving at or moving to a North American port is critical to our ocean product.  Currently, the vast majority of this coordination is done through the ocean carriers.  This could change at some point in the future.  One thing we can agree on is that the reliance on rail transport, regardless of who manages it, will only get more critical over time.

Ground service is also a necessary component of moving international shipments to and from international gateways, for both ocean and air.  In addition to the requirements for moving international shipments to and from inland locations, we have, during the last several years, begun to develop a domestic transportation network.  This network focuses on moving freight from point to point domestic locations.  The product is progressing nicely and is having the desired result of gained efficiencies on freight moved to and from international gateways.

21.          Throughout your investor documents, you indicate that incentive plans are based on operating profits.  I would like to know how you define operating profits.  I would typically view operating profits as profits before non-operating income, non-operating expenses, and before interest and taxes.  Alternatively, operating profits would be defined as gross revenues less cost of purchased services, less operating expenses.

We’re not sure how many different ways there are to define operating profits, having always believed this to be a fairly universally defined concept.  We would agree with your assessment, in both its alternatives, but do find ourselves musing somewhat about what strange experience you might have had that would have caused  you to feel the need to seek confirmation of what you already seem to understand.  We know that there are a lot of people out there doing a lot of novel and strange things in the name of financial analysis these days.  We wouldn’t have thought that even some of the more twisted and/or innovative financial analysis applications could blur the meaning of a staple of financial reporting that was ground into most of us in Accounting 101.  At any event, in looking at what you’ve written, we think you’ve got it—both of them!

22..         I was going through your historical 8-Ks and found that you guys occasionally provide details on container and airfreight volumes on a monthly and quarterly basis.  I was wondering if you could provide it on a historical basis so we can fill in gaps in the historical data series going back maybe three years or so.  It would be helpful to know volume comparisons, particularly in light of moderating economic trends.

We have provided this information as of and when it was contemporaneously requested.  Much of this information is contained within our 10-Q’s and 10-K’s.  We’re not sure what volume comparisons you’re talking about or how helpful they would be in assessing whatever “moderating” economic trends people seem to be expecting.

23.          What are management’s expectations for airfreight gross yields, which expanded for the first time in 2 years, during fourth quarter of 2006?

Is this a question for this quarter or were you trying to get a head start on our fourth quarter earnings release?  If so, you have a better line into Madame Zelda than we do.  Our crystal ball cannot begin to predict what will happen in the fourth quarter of 2006, since we’re still living it.

If you’re asking what we expect will happen in the fourth quarter, we’d have to honestly say we’re not sure.  Sequentially, more often than not, the yields in the fourth quarter contract.  On a year over year basis, it really depends on what happens in December.  If peak season stays strong right up until Christmas, yields could go down.  If things start to back off early in December, you might see things stay about the same.

24.          What are management’s expectations for Ocean gross yields, which have slowed over the past two quarters.

From a style perspective, we would say that yields increase or decrease while volumes slow or expand.

In that context, at this juncture we appear to be plenty busy, but see no reason why trends in the fourth quarter would differ from trends observed in the third quarter.

25.          What was the y-o-y growth in airfreight tonnage and ocean container count for the months August, September and October? What was y-o-y growth in airfreight tonnage and container count for 3Q?

We would refer you to our response to Question 1 above.

26.          Excluding the minority interest credit and any associated income tax effects, what was the tax rate in third quarter of 2006? What is the expectation for the tax rate going forward?

We would refer you to our responses to Questions 2 and 11 above.

27.          Capex has come in at approximately $10M in 3Q and $100M in 2Q, what are capex expectations for 4Q?

In the MD&A section of our third quarter 10-Q we said that we expect 2006 capital expenditures to be $140 million.  That would mean we expect to spend approximately $8 million in the fourth quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 20, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

November 20, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer